Exhibit 99.2

11500 Ash Street

Leawood, Kansas 66211

November 2, 2015

CFO Commentary on Third Quarter 2015 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules included below and in our financial tables that accompany our third quarter 2015 earnings press release available at http://investor.amctheatres.com

Conference Call

The Company will host a conference call on Monday, November 2, 2015 at 4:00 p.m. CST/5:00 p.m. EST to review third quarter 2015 results.  To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S.  You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

Summary

We are very pleased with our record setting third quarter 2015 financial results, and we believe the potential exists for another record setting fourth quarter to finish a potentially all-time high box office year for both AMC and the industry.

From an industry perspective, the 2015 third quarter box office grew approximately 5.8% and attendance grew approximately 3.5%, compared to the third quarter last year.

Based on the success of our comfort and convenience, enhanced food and beverage and premium sight and sound initiatives, AMC increased total revenues approximately 8.7% to $688.8 million, compared to total revenues of $633.9 million for the same quarter last year.  Total revenues for the 2015 third quarter included $441.3 million of admissions revenue (5.7% growth over last year), a third quarter record $216.8 million of food and beverage revenue (14.7% growth over last year), and $30.8 million of other theatre revenue (12.5% growth over last year).

When compared to the same quarter a year ago, third quarter 2015 total attendance increased 7.4% to 47.3 million compared to last year, marking more than a 380 basis point outperformance to the industry, Likewise on a per screen basis, we outperformed the industry by approximately 330 basis points as attendance per screen for the quarter grew 6.7%.  Average ticket price for the quarter declined $0.15 or 1.6% to $9.33, due primarily to a decline in IMAX and 3-D premium format box office attendance in the quarter.  Our third quarter attendance growth and average ticket price decline combined to generate admission revenue growth of 5.7% which was basically flat with the industry and admission revenue per screen growth of 4.9% which was slightly below the industry.

Food and beverage continues to set records as we implement our enhanced food and beverage initiatives.  Food and beverage revenues per patron set a third quarter record of $4.58, growing 6.8% as we saw improvement across our entire spectrum of food and beverage initiatives. Our food and beverage gross margin for the third quarter was up slightly to 85.7%, compared to last year, while our food and beverage gross profit per patron grew 7.1% to a third quarter record of $3.93. We did an excellent job this quarter of managing our food costs relative to the recent rollout of our newer food and beverage concepts, like dine-in-theatres, which generally carry higher percentage costs of goods sold, but generate higher gross profit per patron.

During the third quarter we deployed one new MacGuffin bar, 14 new Coca-Cola Freestyle® machines, seven new digital menu boards, and three new kiosks, and we added hot foods to one additional location.

At quarter-end, we had 18 dine-in-theaters and 109 MacGuffins up and running, representing a 20% and 45% increase in unit count, respectively, compared to the same quarter end a year ago.

Other revenue for the quarter increased 12.5% to $30.8 million compared to last year due primarily to internet ticketing fees and gift card sales.

AMC’s film exhibition costs for the third quarter were up $12.8 million, or 5.8% to $233.4 million compared to last year, and this represented 52.9% of admissions revenue, nearly flat compared to the same quarter a year ago.

Operating expenses for the third quarter were $195.5 million as compared to $177.9 for the same quarter a year ago.  Operating expenses for the third quarter of 2015 and 2014 include $3.9 million and $3.6 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA. Excluding the certain operating expenses from both periods, adjusted operating expenses for the third quarter were $191.6 million and $174.3 million, respectively, representing a 9.9% increase compared to the same period a year ago. The increase is due primarily to increases in payroll expense related to minimum wage pressures and staffing due to higher volume, supplies expense, utilities expense and credit card payment processing due to overall higher revenue volume and a higher percentage of credit card transactions. We are disclosing adjusted operating expenses because we believe them to be more indicative of our ongoing performance.

Rent expense for the third quarter increased 3.2% to $115.9 million, on a 0.8% increase in the number of average screens.  Rent per average screen for the third quarter increased 2.5% compared to the previous year.

In total during the quarter, 177 screens were temporarily closed for construction, and 83 screens were reopened to implement our strategy and deploy guest experience upgrades.

Adjusted EBITDA for the third quarter of 2015 grew 21.0% to $109.0 million as compared to the third quarter last year.  This also translates into a 160 basis point improvement in Adjusted EBITDA margin to 15.8% compared to the same period a year ago.  The contributions from higher attendance and our strategic initiatives, particularly food and beverage and recliners, combined with active expense management to lift Adjusted EBITDA significantly.

Nine Months ended September 30, 2015

We are also very pleased with our record results for the nine month period ended September 30, 2015.

From an industry perspective, 2015 year-to-date box office and attendance grew approximately 6.3% and 3.6%, respectively, compared to the nine month period last year.

For the nine month period, AMC’s total revenues grew 9.1%, to a record $2,163 million, compared to total revenues of $1,983 million for the same period last year.  Total revenues year-to-date for 2015 included a record $1,393 million of admissions revenue (6.8% growth over last year), a record $667.8 million of food and beverage revenue (14.7% growth over last year), and a record $101.9 million of other theatre revenue (6.5% growth over last year).

AMC outperformed the industry on attendance growth and box office growth by more than 130 basis points and 40 basis points, respectively, compared to the nine month period last year.  On a per screen basis for the nine month period, we outperformed the industry on attendance growth by nearly 30 basis points and underperformed on admissions revenue growth by approximately 70 basis points.

Adjusted EBITDA for the nine month period set a new record for the first nine months of the year, growing 18.1% to $382.4 million as a result of higher attendance and average ticket price contributions, in conjunction with active cost management which also generated an $8.3 million reduction in General and Administrative expenses (excluding stock-based compensation expense).  As a result, adjusted EBITDA margins improved by 135 basis points to 17.7% compared to the same period a year ago.

Capital Expenditures

Total gross capital expenditures for the nine month period ended September 30, 2015 totaled $215.6 million and were offset by approximately $43.2 million of landlord contributions to yield net capital expenditures of $172.4 million.  Recliner theatres accounted for the majority of the capital expenditures spent year-to-date.

We continue to expect capital expenditures for 2015 to total approximately $320 million to $340 million, with landlords contributing approximately $65 million to $85 million, resulting in a net cash outlay of approximately $240 million to $260 million.

Balance Sheet

With respect to the balance sheet, we ended the third quarter of 2015 with nearly $98 million in cash and total debt balance of approximately $1.860 billion.

At the end of the third quarter, our leverage ratio was roughly 3.6 times net debt to adjusted EBITDA, which is well within our comfort range. Our leverage, cash flow generation and liquidity are all in line with expectations.

Dividend

Consistent with our plans to augment shareholder returns through return of capital, AMC’s Board of Directors, at its regular board meeting on October 29, 2015, authorized the seventh consecutive quarterly dividend of $.20 per share, payable on December 21, 2015 to holders of record on December 7, 2015.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com.  We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Non-GAAP Measures

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Three Months Ended
	September 30,
	2015	2014
Earnings from continuing operations	$12,178	$7,376
Plus:
Income tax provision	9,080	4,710
Interest expense	24,968	29,345
Depreciation and amortization	58,008	54,327
Certain operating expenses (2)	3,899	3,587
Equity in earnings of non-consolidated entities	(10,850)	(13,087)
Cash distributions from non-consolidated entities	8,557	5,140
Investment expense (income)	163	181
Other expense (income) (3)	—	(11)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	751	78
Stock-based compensation expense (credit) (4)	2,199	(1,596)
Adjusted EBITDA (1)	$108,953	$90,050
Adjusted EBITDA Margin (5)	15.8%	14.2%

	Nine Months Ended
	September 30,
	2015	2014
Earnings from continuing operations	$62,239	$33,948
Plus:
Income tax provision	36,360	21,700
Interest expense	80,468	92,003
Depreciation and amortization	173,034	160,854
Certain operating expenses (2)	11,313	17,725
Equity in earnings of non-consolidated entities	(21,536)	(17,300)
Cash distributions from non-consolidated entities	24,328	23,758
Investment expense (income)	(5,039)	(7,504)
Other expense (income) (3)	9,273	(8,397)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	2,590	1,012
Stock-based compensation expense (credit) (4)	9,377	6,072
Adjusted EBITDA (1)	$382,407	$323,871
Adjusted EBITDA Margin (5)	17.7%	16.3%

(1)         We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•            does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•            does not reflect changes in, or cash requirements for, our working capital needs;

•            does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•            excludes income tax payments that represent a reduction in cash available to us;  and

•            does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2)         Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3)         Other expense for the three quarters ended September 30, 2015 was due to a net loss on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2020.  Other income for the three quarters ended September 30, 2014 was due to net gains on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019.

(4)         Non-cash expense (credit) included in General and Administrative: Other

(5)         We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to our pending acquisition, including obtaining regulatory approvals and satisfying closing conditions; our ability to achieve expected synergies from our pending acquisition; our ability to realize expected benefits from our pending acquisition; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

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